Exhibit 2.3

ESAC RECEIVABLE SALE AGREEMENT

between

NO. 5 TIMES SQUARE DEVELOPMENT LLC,

a Delaware limited liability company

as Seller,

and

AVR CROSSROADS LLC,

as Purchaser

Dated: November 17, 2006

TABLE OF CONTENTS

		Page
	ARTICLE I.

1.1.	Definitions	1
1.2.	Construction	1

	ARTICLE II.

	Sale of Receivables

2.1.	Sale	1

	ARTICLE III.

	Purchase Price

3.1.	Purchase Price	2

	ARTICLE IV.

	Deposit

4.1.	Deposit	3
4.2.	Application of Deposit	3
4.3.	Escrow Agent	4

	ARTICLE V.

	Closing, Adjustments and Closing Costs

5.1.	Closing	6
5.2.	Adjustments to ESAC Receivables	6
5.3.	Transfer Taxes.	6
5.4.	Closing Costs	7

	ARTICLE VI.

	Representations and Warranties of Seller

6.1.	Seller's Representations	7
6.2.	Seller's Knowledge	8
6.3.	Survival	8
6.4.	Relationship Between Representations and Estoppels.	8

	ARTICLE VII.

	Representations and Warranties of Purchaser

7.1.	Authority	9
7.2.	Bankruptcy or Debt of Purchaser	9
7.3.	No Financing Contingency	9
7.4.	Purchaser's Agreement Regarding Seller's Representations	9
7.5.	NO OTHER REPRESENTATIONS OR WARRANTIES; AS IS.	9
7.6.	Information From Seller's Agents.	11

	ARTICLE VIII.

	Seller's Interim Operating Covenants

8.1.	Seller Covenants.	11

	ARTICLE IX.

	Closing Conditions

9.1.	Conditions to Obligations of Seller	12
9.2.	Conditions to Obligations of Purchaser	13

	ARTICLE X.

	Closing

10.1.	Seller's Closing Obligations	14
10.2.	Purchaser's Closing Obligations	14

	ARTICLE XI.

	[Reserved]

	ARTICLE XII.

	Default

12.1.	Default by Seller	15
12.2.	Default by Purchaser	15

	ARTICLE XIII.

	Brokers
13.1.	Brokerage Indemnity	16

	ARTICLE XIV.

	Publication

14.1.	Publication	16

	ARTICLE XV.

	Miscellaneous

15.1.	Notices	17
15.2.	Governing Law; Venue	18
15.3.	Headings	18
15.4.	Business Days	18
15.5.	Counterpart Copies	19
15.6.	Binding Effect	19
15.7.	Successors and Assigns	19
15.8.	Assignment	19
15.9.	Interpretation	19
15.10.	Entire Agreement	19
15.11.	Severability	19
15.12.	Survival	20
15.13.	Exhibits	20
15.14.	Limitation of Liability	20
15.15.	Prevailing Party	20
15.16.	No Recording	20
15.17.	No Other Parties	20
15.18.	Waiver of Trial by Jury	20

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	–	Form of ESAC Assignment
Exhibit B	–	Form of Site 6 Receivable Assignment
Exhibit C	–	Seller’s Certificate
Exhibit D	–	Purchaser’s Certificate
Exhibit E		Form of Assignment and Assumption of Trademark
Exhibit F		Wiring Instructions

Schedules

Schedule I	Receivables: ESDC Letters

v

ESAC RECEIVABLE SALE AGREEMENT

THIS ESAC RECEIVABLE SALE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of November, 2006, by and between NO. 5 TIMES SQUARE DEVELOPMENT LLC, a Delaware limited liability company having an office c/o Boston Properties Limited Partnership, 599 Lexington Avenue, New York, New York 10022 (“Seller”) and AVR CROSSROADS LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Definitions; Construction

1.1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Purchase and Sale Agreement dated as of November     , 2006 by and between Seller and Purchaser (the “Site Purchase and Sale Agreement”).

1.2. Construction. Generally, this Agreement shall be construed in accordance with the following provisions. The term “including” or “include” shall be deemed to be followed by the phrase “without limitation.” Unless the context shall otherwise require, the terms “herein”, “hereunder” and “hereof” shall each refer to this Agreement as a whole and not to the particular paragraph or provision in which such term is used. Unless otherwise stated, references to a Section or Article shall be to a Section or Article of this Agreement. Section headings and captions are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

ARTICLE II.

Sale of Receivables

2.1. Sale. Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

2.1.1. all right, title and interest of the Seller pursuant to Section 2.10(e) of the Amended and Restated Land Acquisition and Development Agreement, dated as of October 7, 1994, among the New York State Urban Development Corporation (“UDC”), 42nd St. Development Project, Inc. (“42DP”) and Times Square Center Associates (“TSCA”), as amended by (i) that letter agreement, dated November 30, 1994, among UDC, 42DP and TSCA, (ii) that letter agreement, dated January 4, 1996, among UDC, 42DP and Seller, (iii) the Amendment of Amended and Restated Land Acquisition and Development Agreement, dated as of July 10, 1996, among the UDC, 42DP and TSCA, (iv) the Second Amendment to the Amended and Restated Land Acquisition and Development Agreement, dated as of July 10, 1996, among the UDC, 42DP and TSCA, (v) that certain Supplemental Agreement to the Amended and Restated LADA between UDC, 42DP and TSCA dated as of February 1, 1998, (vi) the Amended and Restated Supplemental Agreement to the Amended and Restated Land Acquisition and Development Agreement, dated as of June 30, 1998 among UDC, 42DP and TSCA, as acknowledged by Four Times Square Center Partners, L.P., One Times Square Center Partners, L.P. and 3 Times Square Associates, LLC, (vii) that certain letter agreement, dated June 30, 1998, among UDC, DP and TSCA, acknowledged by One Times Square Center Partners, L.P., Four Times Square Center Partners, L.P. and 3 Times Square Associates, LLC, (viii) Termination of the Amended and Restated Supplemental Agreement to the Amended and Restated LADA between UDC, 42DP, TSCA, One Times Square, Four Times Square and 3 Times Square Center Associates dated as of August 11, 1999 (ix) the Third Amendment to the Amended and Restated Supplemental Agreement to the Amended and Restated LADA between UDC, 42DP and TSCA dated as of August 11, 1999, and (x) the First Supplement to the Amended and Restated Land Development Acquisition Agreement by and among UDC, 42DP, TSCA and One Times Square dated as of December 1, 2000 (collectively, the “LADA”) to receive (when, as and if payable under the terms of said Section 2.10(e)) ESAC reimbursements calculated in accordance with the terms and conditions of the LADA, plus all interest accruing thereon pursuant to the terms of the LADA (the “ESAC Receivable”).

2.1.2. All of Seller’s right, title and interest to receive reimbursement of Site 6 Acquisition costs under Section 3.02 of the LADA plus all interest accruing thereon pursuant to the terms of the LADA (the “Site 6 Receivable”; together with the ESAC Receivable, the “Receivables”).

2.1.3. All of Seller’s remaining right, title and interest (if any) in and to the name “Five Times Square”, without representation or warranty or allocation of any portion of the Purchase Price (the “Trademark”).

ARTICLE III.

Purchase Price

3.1. Purchase Price. The purchase price for the Receivables shall be SEVENTY-SIX MILLION ONE HUNDRED FORTY ONE THOUSAND SIX HUNDRED THIRTY FIVE DOLLARS ($76,141,635) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser as follows:

(i)	TWO MILLION NINE HUNDRED EIGHTY THOUSAND FIVE HUNDRED DOLLARS ($2,980,500) of the Purchase Price (the “Deposit”) shall be deposited with Skadden, Arps, Slate, Meagher & Flom LLP, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available federal funds pursuant to the instructions set forth on Exhibit F attached hereto, simultaneously with the execution and delivery of this Agreement by Purchaser; and

(ii)	The balance of the Purchase Price (the “Balance of the Purchase Price”) shall be paid on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds to or as directed by Seller simultaneously with the delivery of the ESAC Agreement, the Site 6 Assignment and the Assignment and Assumption of Trademark.

The Deposit shall be held in escrow and shall be payable in accordance with Article IV hereof.

ARTICLE IV.

Deposit

4.1. Deposit. Concurrently with the execution of this Agreement, and as a condition precedent to the formation of this Agreement, Purchaser shall deposit with the Escrow Agent the Deposit, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. The Deposit and Interest accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent at Citibank, N.A. Subject to the terms of this Agreement, the Escrow Agent shall pay the Deposit to Seller at the Closing.

4.2. Application of Deposit.

4.2.1. If the Closing occurs as contemplated hereunder, then the Deposit shall be paid to Seller and the accrued interest on the Deposit (“Interest”), if any, shall, at Purchaser’s election, (i) be paid to Seller and credited against the Balance of the Purchase Price or (ii) be paid to Purchaser.

4.2.2. In the event that the Closing does not occur as contemplated hereunder because of a default by Purchaser under this Agreement, or in the event that any of the conditions set forth in Section 9.1 hereof are not satisfied and Seller elects to terminate this Agreement as a result thereof in accordance with the terms hereof, the Deposit and all Interest shall be paid to and retained by Seller, pursuant to Section 12.2 hereof.

4.2.3. In the event that the Closing does not occur as contemplated hereunder because of a default by Seller under this Agreement, or in the event that any of the conditions set forth in Section 9.2 hereof are not satisfied and Purchaser elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Purchaser pursuant to Section 12.1 hereof.

4.2.4. The party receiving such Interest shall pay any income taxes thereon. Seller represents and warrants that Seller’s tax identification number is 04-3372948. Purchaser represents and warrants that Purchaser’s tax identification number is [            ].

4.2.5. If either party makes a demand upon the Escrow Agent for delivery of the Deposit and Interest, the Escrow Agent shall promptly give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within ten (10) calendar days of its receipt of notice from the Escrow Agent, the Escrow Agent is hereby authorized to deliver the Deposit and all Interest to the party who made the demand. If the Escrow Agent receives a notice of objection within said ten (10) calendar day period, or if for any other reason the Escrow Agent in good faith elects not to deliver the Deposit and the Interest, then the Escrow Agent shall have the right, at its option, to either continue to hold the Deposit and thereafter pay it to the party entitled thereto when the Escrow Agent receives (i) a notice from the objecting party withdrawing the objection, (ii) a notice signed by both parties directing disposition of the Deposit and Interest or (iii) a final judgment or order of a court of competent jurisdiction or deposit the same with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

4.3. Escrow Agent. The parties further agree that:

4.3.1. The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

4.3.2. The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

4.3.3. The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

4.3.4. The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

4.3.5. The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence or willful misconduct of the Escrow Agent.

4.3.6. Upon the disbursement of the Deposit and Interest accrued thereon in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

4.3.7. The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest accrued thereon to such successor escrow agent. From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest accrued thereon with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

4.3.8. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement as escrow agent or in carrying out the terms of this Agreement as escrow agent, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

4.3.9. Subject to the provisions of Section 4.2.5, in the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit and Interest, the Escrow Agent shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit and Interest in an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

4.3.10. The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

4.3.11. The parties hereto represent that prior to the negotiation and execution of this Agreement they were advised that the Escrow Agent was representing Seller as such party’s attorney in connection with this Agreement and the transaction referred to herein and the parties hereto covenant that they shall not object, on the grounds of conflict of interest or otherwise, to the Escrow Agent continuing to act as the attorney for Seller in connection with this Agreement and the transaction contemplated herein, or to act as Seller’s attorney in connection with any dispute in connection herewith or any other matter, as well as act as the Escrow Agent hereunder; provided, however, that the Escrow Agent deposits the Deposit and Interest with a court of competent jurisdiction or transfers the Deposit and all accrued Interest thereon to a mutually agreeable substitute escrow agent.

ARTICLE V.

Closing, Adjustments and Closing Costs

5.1. Closing. The closing of the sale of the Receivables and the Trademark (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or, at Purchaser’s election, at the New York office of the counsel for Purchaser’s lender, at 10:00 a.m. local time on February 28, 2007 (the “Scheduled Closing Date”); provided, however, that the Scheduled Closing Date shall be automatically adjourned if, and to the same date that, the “Scheduled Closing Date” under the Site Purchase and Sale Agreement is adjourned.

5.2. Adjustments to ESAC Receivables.

5.2.1. Except as otherwise set forth in this Agreement, there shall be no prorations, credits or adjustments made in connection with the Closing.

5.2.2. Seller shall have the right to apply up to $9,050,000 of the existing ESAC Receivables towards the payment of the Transaction Payment (as defined in the Ground Lease) required to be paid by Seller under the Site Purchase and Sale Agreement or in connection with this Agreement, and without adjustment to the Purchase Price hereunder.

5.2.3. Seller shall have the right to apply ESAC Receivables and Site 6 Receivables towards the payment of amounts due and owing under the Ground Lease, in accordance with the terms and conditions of the Ground Lease, and without adjustment to the Purchase Price hereunder.

5.2.4. The Purchase Price shall not be increased as a result of the accrual of any interest under the LADA on the Receivables between the date hereof and the Closing Date.

5.2.5. The provisions of this Section 5.2 shall survive the Closing.

5.3. Transfer Taxes. Any state or city transfer taxes payable in connection with the Closing shall be paid by the Seller. Notwithstanding the foregoing, it is the parties’ view that the subject matter of this Agreement (i.e., the Receivables and the Trademark) are “intangibles” or “receivables” and are not “interests in real property” and that accordingly, no real estate transfer taxes should be payable in connection with the Closing. Seller and Purchaser each agrees that it will not take a position, in any transfer tax filing with New York City or New York State, contrary to that expressed in the prior sentence, unless such party is advised by independent legal counsel (experienced in the matter in question) that such party may not lawfully continue to maintain such position, in which event, such party shall nevertheless consult with the other party prior to taking such contrary position. Seller shall indemnify and hold harmless Purchaser from an against any and all claims and liabilities, including reasonable attorneys’ fees, associated with any transfer taxes which may be due as a result of the transfer of the Receivables and/or the Trademark.

5.4. Closing Costs.

5.4.1. Purchaser shall pay all recording fees and charges associated with the recordation of the ESAC Assignment and the Site 6 Receivable Assignment. All other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Receivables from Seller to Purchaser, including attorneys’ fees and consultants’ fees, shall be borne by the party incurring the same.

5.4.2. Seller shall (i) take any action as may be required by the LADA in connection with the Assignment of the Receivables and (ii) pay at Closing any Transaction Payment (as defined in the Ground Lease) required to be paid in connection with the sale and conveyance of the Receivables. Seller shall indemnify and hold harmless Purchaser from and against any and all claims and liabilities, including reasonable attorneys’ fees, arising out of the Transaction Payment.

ARTICLE VI.

Representations and Warranties of Seller

6.1. Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the date hereof with respect to Seller, the Receivables and the Trademark:

6.1.1. Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform the terms of this Agreement. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Seller, be legal, valid and binding obligations of Seller. Seller is not subject to any law, order, decree, restriction or agreement (including any provisions of the Articles of Organization or operating agreement of Seller) which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

6.1.2. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.3. Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration.

6.1.4. Reserved.

6.1.5. Offsets.There are no offsets or, to Seller’s knowledge, any defenses to the right to receive payment on account of the Receivables, except as provided for in the LADA. Seller is the sole owner of the Receivables and the Trademark and owns the same free and clear of all liens, financing arrangements, encumbrances, pledges, security interests, charges, agreements, covenants, defects in title or claims by any Person (collectively, “Liens”), except as are created under the LADA.

6.1.6. Litigation.There is no action, suit or proceeding pending against Seller (or, to the knowledge of Seller, governmental investigation of Seller) relating to either the Receivables and/or the Trademark, or the transactions contemplated by this Agreement.

6.1.7. Options. No option, right of first refusal or other right of any kind to purchase all or any part of the Receivables exists in favor of any Person other than Purchaser.

6.1.8. Receivables. Attached hereto as Schedule I are the most recent letters delivered to Seller by the ESDC under Section 3.02 of the LADA setting forth the balance of the ESAC Receivable as of September 30, 2006 and the balance of the Site 6 Receivable as of March 31, 2006.

6.2. Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the current, actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge only of (i) Matthew W. Mayer, Senior Vice President of Boston Properties, Inc., and (ii) Robert Selsam, Senior Vice President of Boston Properties, Inc., only, and not any implied, imputed or constructive knowledge of Robert Selsam or any other party, without any independent investigation having been made or any implied duty to investigate.

6.3. Survival. The express representations and warranties made in this Agreement by Seller shall not merge into any instrument of conveyance delivered at the Closing and all of the representations and warranties made in this Agreement by Seller shall survive the Closing for a period of twelve (12) months (the “Survival Period”); provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. The terms and provisions of this Section 6.3 shall survive the Closing.

6.4. Relationship Between Representations and Estoppels. To the extent that any representation or warranty made by Seller herein is confirmed by one or more estoppels delivered by the party or parties who would otherwise have the right to assert a claim or raise a defense with respect to the matters set forth therein, Seller shall be relieved of any liability in respect of such representation or warranty. The terms of this Section 6.4 shall survive the Closing.

ARTICLE VII.

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that the following matters are true and correct as of the date hereof.

7.1. Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

7.2. Bankruptcy or Debt of Purchaser. Purchaser represents and warrants to Seller that Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

7.3. No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller, provided, however, that nothing contained herein shall prohibit Purchaser from obtaining any such financing. Purchaser has or will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

7.4. Purchaser’s Agreement Regarding Seller’s Representations. Purchaser agrees that in the event that Purchaser shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then Purchaser shall promptly deliver Seller written notice of such information specifying the representation, warranty or condition to which such information relates.

7.5. NO OTHER REPRESENTATIONS OR WARRANTIES; AS IS. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE RELATED AGREEMENTS, PURCHASER HAS AGREED TO PURCHASE THE RECEIVABLES ON THE CLOSING DATE ON AN “AS IS, WHERE IS BASIS, WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE. EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE RELATED AGREEMENTS, SUCH PURCHASE SHALL BE WITHOUT REPRESENTATION OR WARRANTY, OR

RECOURSE, OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY REPRESENTATION, WARRANTY OR RECOURSE OF OR WITH RESPECT TO TITLE, COLLECTIBILITY, THE LIKELY TIMING OF RECEIPT OF THE RECEIVABLES OR THE MARKETABILITY OF THE RECEIVABLES), AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. PURCHASER ACKNOWLEDGES THAT THE VALUE OF THE RECEIVABLES IS DEPENDENT ON THE FOLLOWING FACTORS, AMONG OTHERS, (I) THE RELATIONSHIP BETWEEN MARKET RATES OF INTEREST AND THE INTEREST RATE PAYABLE AS INTEREST IN RESPECT OF THE RECEIVABLES, (II) THE TIMING OF THE RECEIPT OF PAYMENTS IN RESPECT OF THE RECEIVABLES, AND (III) THE CONTINUANCE OF THE GROUND LEASE, ON WHICH THE PAYMENT OF AMOUNTS CONSTITUTING RECEIVABLES IS DEPENDENT. PURCHASER AND EXPERTS OF PURCHASER’S CHOICE HAVE (I) DETERMINED THE FAIR MARKET VALUE OF THE RECEIVABLES, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, (II) ANALYZED THE PRESENT AND PROJECTED VALUE OF, AND THE POTENTIAL TIMING AND AMOUNT OF RECEIPTS TO BE PAID FROM, THE RECEIVABLES AND (III) INDEPENDENTLY VERIFIED THE COMPLETENESS AND ACCURACY OF ALL DOCUMENTS AND INFORMATION PROVIDED BY SELLER AND/OR ITS AGENTS WHICH PURCHASER DEEMS NECESSARY OR MATERIAL TO CLOSE THE PURCHASE OF THE RECEIVABLES. PURCHASER ACKNOWLEDGES IT IS A SOPHISTICATED INVESTOR, HAS RETAINED COMPETENT COUNSEL AND FINANCIAL ADVISORS AND HAS BEEN GIVEN AMPLE TIME FOR IT (AND ITS COUNSEL AND ADVISORS) TO CONDUCT DUE DILIGENCE IN CONNECTION WITH THIS TRANSACTION AND ANALYZE THE SAME. PURCHASER IS NOT RELYING UPON ANY REPRESENTATION, INDUCEMENT OR UNPERFORMED PROMISE OF SELLER OR SELLER’S AGENTS EXCEPT TO THE EXTENT SUCH INDUCEMENT, REPRESENTATION OR UNPERFORMED PROMISE IS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. EXCEPT AS AFORESAID, PURCHASER IS RELYING ON ITS OWN INSPECTION AND ANALYSIS OF THE PROJECT DOCUMENTS AND ITS OWN DEVELOPMENT PLANS IN REACHING ITS DECISION TO PURCHASE THE RECEIVABLES, AND PURCHASER IS NOT RELYING UPON ANY ANALYSES OR SUMMARIES OR PROJECTIONS PRODUCED BY OR ON BEHALF OF SELLER OR SELLER’S AGENTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE RELATED AGREEMENTS, PURCHASER RELEASES SELLER FROM, AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER FOR, ANY DEFECT IN THE RECEIVABLES, AND SUCH RELEASE AND WAIVER SHALL ALSO COVER ANY CROSS-CLAIM, IMPLEADER OR SIMILAR CLAIM THAT MIGHT BE ASSERTED BY PURCHASER OR ANY OF ITS SUCCESSORS-IN-INTEREST AS A RESULT OF A CLAIM BY ANY OTHER PERSON WITH RESPECT TO THE RECEIVABLES. THE FURNISHING OF ANY MATERIALS, DOCUMENTS, REPORTS OR AGREEMENTS BY OR ON BEHALF OF SELLER SHALL NOT BE INTERPRETED IN ANY MANNER AS A REPRESENTATION OR WARRANTY OF ANY TYPE OR ANY KIND BY SELLER, ANY PARTNER OF SELLER, OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING. PURCHASER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION WERE A MATERIAL FACTOR IN INDUCING SELLER TO ENTER INTO THIS AGREEMENT AND

IN DETERMINING THE PURCHASE PRICE. Purchaser shall be deemed to have acknowledged the matters set forth above in this Section 7.5 on the Closing Date as a condition to Seller’s obligation to close this transaction. The terms of this Section 7.5 shall survive the Closing.

7.6. Information From Seller’s Agents. Subsequent to the date of this Agreement, Purchaser may request from Seller’s agents (i.e., advisors, on-site property manager, contractors or similar individuals or entities engaged by Seller and/or its affiliates relating to or involving the Site) information or opinions regarding the Receivables or some aspect of the Receivables, their history, condition or prospects for future use by Purchaser. Purchaser has been informed that Seller’s files may not be complete. While Seller is willing to cooperate with Purchaser, and Seller has instructed its agents to cooperate with Purchaser, SELLER IS UNWILLING TO SELL THE RECEIVABLES UNLESS SELLER IS FULLY RELEASED BY PURCHASER IN THE MANNER SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE. IN CONSIDERATION FOR SELLER’S AGREEMENT TO SELL THE RECEIVABLES TO PURCHASER ON THE TERMS AND CONDITIONS HEREIN SET FORTH, PURCHASER AGREES THAT IT SHALL RELEASE SELLER, FOR (i) STATEMENTS OR OPINIONS MADE, OR INFORMATION FURNISHED, BY SELLER OR SELLER’S AGENTS UNLESS SUCH STATEMENTS, OPINIONS OR INFORMATION IS EXPRESSLY INCORPORATED HEREIN OR IN ANY OTHER RELATED AGREEMENT OR IN ANY DOCUMENT THAT MAY HEREAFTER BE ENTERED INTO AS SELLER REPRESENTATIONS OR (ii) INFORMATION WITHHELD BY SELLER’S AGENTS AND NOT OTHERWISE MADE KNOWN TO PURCHASER, UNLESS (A) SUCH INFORMATION WOULD HAVE BEEN MATERIAL TO AND ADVERSELY AFFECTED PURCHASER’S DECISION TO ENTER INTO THIS AGREEMENT AND (B) THE FACT THAT SUCH INFORMATION WAS WITHHELD WAS ACTUALLY KNOWN TO SELLER OR ITS LEGAL COUNSEL. NOTHING IN THE PRECEDING SENTENCE SHALL BE CONSTRUED TO CREATE LIABILITY ON THE PART OF SELLER WHERE SUCH LIABILITY WOULD NOT OTHERWISE EXIST HEREUNDER OR AT LAW OR EQUITY.

ARTICLE VIII.

Seller’s Interim Operating Covenants

8.1. Seller Covenants. Seller covenants that from the date hereof until the Closing or the earlier termination of this Agreement:

8.1.1. Except as expressly provided herein, Seller shall not, without the prior written consent of Purchaser, modify, cancel, extend or otherwise change in any manner the terms, covenants or conditions of the LADA or any other Project Documents in a manner affecting all or any portion of the Receivables.

8.1.2. Seller shall not apply any portion of the Receivables to amounts payable under the Ground Lease or otherwise reduce the Receivables to be conveyed hereunder except to the extent permitted under Section 5.2 hereof.

8.1.3. Seller will not permit any Liens to accrue against the Receivables.

8.1.4. Seller shall not consent to any amendment of the LADA which would affect all or any portion of the Receivables.

8.1.5. Promptly after the date hereof, but not less than thirty (30) days prior to Closing, Seller shall deliver to ESDC and Ground Lessor notice of its assignment of its right to reimbursement of Excess Site Acquisition Costs (as that term is defined in the LADA) and the Site 4 Portion of the Site 6 Rights (as those terms are defined in the LADA) in accordance with Section 8.04(b) of the LADA. Such notice shall include a copy of the instrument by which such assignment is made.

ARTICLE IX.

Closing Conditions

9.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Receivables and the Trademark and to consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in the Seller’s sole and absolute discretion.

9.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.1.2. Conditions. Purchaser shall have delivered the documents and instruments required to be delivered by Purchaser pursuant to Section 10.2 of this Agreement.

9.1.3. No Orders. No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Seller’s acts or omissions taken or omitted by Seller with the intention of preventing the Closing, the failure of Seller to close by reason any of the foregoing shall constitute a default by Seller hereunder, entitling Purchaser to all rights and remedies of Purchaser provided under Section 12.1 hereof.

9.1.4. Termination. Subject to Article XII, in the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in this Section 9.1 which has not been waived by Seller in writing in Seller’s sole and absolute discretion, Seller shall so notify Purchaser by 10:00 a.m. on the day of Closing in writing specifying the unfulfilled conditions and Purchaser shall have the right, exercisable by

3:00 p.m. on the day of the Closing to adjourn the Closing up to April 29, 2007 to fulfill such obligations. If by April 29, 2007, Purchaser is unable to fulfill the conditions precedent identified in writing by Seller, Seller may terminate this Agreement on written notice to Purchaser and Purchaser shall direct the Escrow Agent to return the Deposit and the Interest to Seller and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations). In the event that Purchaser delivers to Seller a written statement asserting that any condition precedent to Closing has been satisfied, Seller shall promptly notify Purchaser if Seller disputes whether such condition precedent has been satisfied. Purchaser shall give Seller at least ten (10) days prior written notice of the new Closing Date pursuant to this Section 9.1.4.

9.2. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Receivables and the Trademark and to consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing in the Purchaser’s sole and absolute discretion.

9.2.1. Representations, Warranties and Covenants of Seller. All representations and warranties of Seller contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.2.2. Conditions. Seller shall have delivered the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

9.2.3. No Orders. No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Purchaser’s acts or omissions taken or omitted by Purchaser with the intention of preventing the Closing, the failure of Purchaser to close by reason any of the foregoing shall constitute a default by Purchaser hereunder, entitling Seller to all rights and remedies of Seller provided under Section 12.2 hereof.

9.2.4. Termination. Subject to Article XII, in the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in this Section 9.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller by 10:00 AM on the day of Closing in writing specifying the unfulfilled conditions, and Seller shall have the right, exercisable by 3:00 PM on the day of Closing, to adjourn the Closing but in no event shall the Closing Date be adjourned beyond April 29, 2007, from the Scheduled Closing Date to fulfill such conditions. If by April 29, 2007 Seller is unable to fulfill the conditions precedent identified in writing by Purchaser, Purchaser may terminate the Agreement and Seller shall direct the Escrow Agent to return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations). In the event that Seller delivers to Purchaser a written statement asserting that any condition precedent to Closing has been satisfied, Purchaser shall promptly notify Seller if Purchaser disputes whether such condition precedent has been satisfied. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 9.2.5.

ARTICLE X.

Closing

10.1. Seller’s Closing Obligations. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

10.1.1. An “ESAC Assignment” transferring the ESAC Receivable to Purchaser, in the form attached hereto as Exhibit A.

10.1.2. A “Site 6 Receivable Assignment” transferring the Subject Portion of the Site 6 Receivable to Purchaser, in the form attached hereto as Exhibit B.

10.1.3. The estoppel certificate with respect to the LADA described in Section 8.12(b) of the Site Purchase and Sale Agreement (the “LADA Estoppel”);

10.1.4. An “Assignment and Assumption of Trademark” in the form attached hereto as Exhibit E.

10.1.5. A certificate in the form of Exhibit C attached hereto, indicating that the representations and warranties of Seller set forth in Article VI are true and correct on the Closing Date, or, if there have been changes, describing such changes.

10.1.6. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

10.2. Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

10.2.1. The Balance of the Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds.

10.2.2. Purchaser shall duly execute, acknowledge (as appropriate) and deliver:

(a) The ESAC Assignment.

(b) The Site 6 Receivable Assignment.

(c) The Assignment and Assumption of Trademark.

10.2.3. A certificate in the form of Exhibit D attached hereto, indicating that the representations and warranties of Purchaser set forth in Article VII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

10.2.4. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XI.

[Reserved]

ARTICLE XII.

Default

12.1. Default by Seller.

(a) In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of a default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit and Interest from the Escrow Agent in accordance with the terms and provisions of Section 3.2 hereof, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (ii) enforce specific performance of this Agreement.

(b) Notwithstanding the foregoing, from and after the Closing, nothing contained in this Section 12.1 shall limit Purchaser’s remedies at law or in equity as to the Surviving Termination Obligations.

12.2. Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur on or before the Closing Date as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Receivables is and shall be, as Seller’s sole and exclusive remedy (whether at law or in equity), a sum equal to the Deposit and Interest accrued thereon. Upon such default by Purchaser, Seller shall have the right to receive the Deposit and Interest accrued thereon from the Escrow Agent, in accordance with the terms and provisions of Section 3.2 hereof, as its sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except with respect to the Surviving Termination Obligations. The amount of the Deposit and Interest accrued thereon shall be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Receivables, all other claims to damages or other remedies being hereby expressly waived by Seller. Notwithstanding the foregoing, from and after the Closing, nothing contained herein shall limit Seller’s remedies at law or in equity as to the Surviving Termination Obligations.

ARTICLE XIII.

Brokers

13.1. Brokerage Indemnity.

13.1.1. Seller and Purchaser each represents and warrants to the other that it has not dealt or negotiated with any broker in connection with the sale of the Receivables and the Trademark as provided by this Agreement other than Eastdil Secured (the “Broker”).

13.1.2. Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and its and their partners, members, trustees, advisors, officers, and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Purchaser in connection with this transaction other than the Broker.

13.1.3. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and its and their partners, members, trustees, advisors, officers and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted (i) by the Broker in connection with this transaction and (ii) by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Seller in connection with this transaction other than the Broker.

13.1.4. Seller shall pay the Broker in connection with the consummation of the transactions contemplated by this Agreement pursuant to a separate agreement between Seller and Broker. The provisions of this Article XIII shall survive the Closing and/or termination of this Agreement.

ARTICLE XIV.

Publication

14.1. Publication. Purchaser and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required by law, Purchaser and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XV.

Miscellaneous

15.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt thereof by the recipient thereto:

To Seller:	No. 5 Times Square Development LLC
c/o Boston Properties Inc.
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199-7610
Attn: Douglas Linde
Fax No.: (617)

With a copy to:	No. 5 Times Square Development LLC
c/o Boston Properties Limited Partnership
599 Lexington Avenue
New York, New York 10022
Attn: Matthew W. Mayer, Esq.
Fax No.: (212) 326-4050

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

To Purchaser:	AVR Crossroads LLC
One Executive Boulevard
Yonkers, New York 10701
Attn: Allan V. Rose
Fax No.: (914) 965-3899

With a copy to:	Meister Seelig & Fein LLP
2 Grand Central Tower
140 East 45th Street, 19th Floor
New York, New York 10017
Attn: Benjamin D. Fein, Esq.
Fax No.: (212) 655-3535

To Escrow Agent:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller and each notice so given shall have the same force and effect as if sent by such party.

15.2. Governing Law; Venue.

15.2.1. This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

15.2.2. To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

15.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

15.4. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York.

15.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

15.6. Binding Effect. This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

15.7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

15.8. Assignment. This Agreement may not be assigned by Purchaser except to a wholly-owned subsidiary or subsidiaries of Purchaser (any such entity, a “Permitted Assignee”) and any other assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be deemed null and void and of no force or effect. A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser, in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from Purchaser’s obligations under this Agreement nor result in a delay in the Closing. In the event that Purchaser assigns this Agreement to a Permitted Assignee, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such Permitted Assignee.

15.9. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

15.10. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Receivables and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

15.11. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

15.12. Survival. Except for those provisions of this Agreement which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing or the termination of this Agreement (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Balance of the Purchase Price but be merged therein.

15.13. Exhibits. Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

15.14. Limitation of Liability. The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser and each of such party’s assets (including, with respect to Purchaser, the Deposit), and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, trustees, agents, or employees of Seller or Purchaser, or any of their respective affiliates or any of their respective properties.

15.15. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow, if any), the nonprevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 15.15 shall survive Closing and/or any termination of this Agreement.

15.16. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

15.17. No Other Parties. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

15.18. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

NO. 5 TIMES SQUARE DEVELOPMENT LLC

By:	Boston Properties Limited Partnership,
a Delaware limited partnership

	By:	Boston Properties, Inc.,
its general partner

	By:	/s/ Robert Selsam
	Name:	Robert Selsam
	Title:	Senior Vice President, Regional Manager

PURCHASER:

AVR CROSSROADS LLC

By:	/s/ Allan V. Rose
Name:	Allan V. Rose
Title:	Manager

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ Marco Caffuzzi
Name:	Marco Caffuzzi
Title:	Partner